Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

– Q3 2020 GAAP EPS $0.72 and Adjusted EPS $0.76 –

– Net Debt of $47 Million, Leverage Ratio 0.95x, Liquidity of $700 Million –

ST. LOUIS, August 10, 2020 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the third quarter ended June 30, 2020 (Q3 2020) compared to the third quarter ended June 30, 2019 (Q3 2019).

COVID-19 Update

Vic Richey, Chairman and Chief Executive Officer, commented, “As we manage through the COVID-19 global pandemic, we continue to focus on the health and safety of our employees, customers and suppliers, thereby securing the financial well-being of the Company and supporting business continuity.

“While our businesses have obviously been impacted by the pandemic, I’m proud of our employees’ commitment to supporting our customers’ essential industries. Our entire organization has stepped up to the challenge and drove our strong operating performance which exceeded expectations.

“Our solid results reflect the importance of maintaining diversity across our end-markets, as this diversity, coupled with our strong balance sheet and substantial liquidity are critical to managing today’s challenges. We were able to mitigate the earnings impact of Q3 2020’s sales decrease because of our diversified, multi-segment approach. Coupled with effective cost management and solid operating execution, we reported Q3 2020 Adjusted EBITDA of $35 million, consistent with Q3 2019’s Adjusted EBITDA.

“We successfully worked our way through a challenging quarter, and I’m confident that our well-tested operating model and our track record of taking effective cost management actions to reduce spending and resize the business will position us for robust growth coming out of this downturn.

“Our deep and experienced leadership team has us well-positioned for the future as we continue to invest in our growth initiatives both organically and through the deployment of capital on acquisitions. The long-term fundamentals of our portfolio remain strong and our goal is to emerge from this current challenge as an even stronger company.”

Q3 2020 Earnings Report

On January 2, 2020, the Company announced that it had completed the sale of its Technical Packaging segment effective December 31, 2019 which resulted in gross cash proceeds of $191 million ($187 million purchase price plus working capital surplus) and a $77 million, or $2.93 per share net gain on the sale in Q1 2020.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Q3 2020 GAAP EPS of $0.72 per share included $1.2 million, or $0.04 per share of incremental costs related to COVID-19 spending. Excluding the $0.04 per share impact of these discrete items resulted in Q3 2020 Adjusted EPS of $0.76 per share. Q3 2020 GAAP net earnings were $19 million.

Q3 2019 GAAP EPS from continuing operations of $0.73 per share included $0.02 per share of cost reduction charges described in prior releases. The net effect of excluding the $0.02 per share of discrete items resulted in Q3 2019 Adjusted EPS of $0.75 per share, with GAAP net earnings from continuing operations of $19 million.

Q3 2020 Adjusted EBITDA was $35 million, consistent with Q3 2019 Adjusted EBITDA of $35 million.

Operating Highlights

•	Net sales decreased 3 percent to $173 million in Q3 2020 compared to $178 million in Q3 2019.
•	Aerospace & Defense (A&D) segment sales increased $1 million from Q3 2019, including $8 million in sales from Globe, coupled with $2 million increased navy and space sales at Vacco, offset by lower commercial aerospace sales due to COVID-19.
•	Test sales increased $4 million (9 percent) in Q3 2020 as a result of strong foreign chamber project sales. Sales increased to $46 million despite continuing timing delays on certain installation projects due to COVID-19 related customer closure mandates and on-site personnel restrictions at customer locations.
•	USG sales decreased $10 million in Q3 2020 due to the timing / deferrals of various project deliverables as utility customers have re-aligned their short-term maintenance and spending protocols to focus on uninterrupted power delivery due to short-term electricity demand / mix changes between industrial, commercial and residential customers due to COVID-19. Maintenance deferrals also reflect various mandates restricting on-site personnel at substations, large transformers and other customer locations.
•	SG&A expenses decreased $4 million (10 percent) in Q3 2020 driven by significant cost mitigation programs implemented to help offset the negative sales impact from COVID-19. SG&A as a percent of sales decreased to 21 percent in Q3 2020, from 23 percent in Q3 2019, despite the inclusion of Globe in the current period, and continued spending on R&D and new product development to enhance future growth.
•	Q3 2020 non-cash amortization of intangible assets increased $1 million, or 25 percent compared to Q3 2019 as a result of the Globe acquisition being included in the Q3 2020 results.
•	Interest expense decreased in Q3 2020 due to the lower net debt outstanding and favorable interest rates.
•	The effective income tax rate was approximately 15 percent in Q3 2020 and 19 percent in Q3 2019 as both periods were favorably impacted by ongoing tax reduction initiatives. The Q3 2020 quarterly rate was lower than expected due to favorable one-time tax strategies implemented, primarily related to foreign sourced income.
•	Entered orders were $158 million in Q3 2020 (book-to-bill of 0.91x), and were $624 million YTD 2020 (book-to-bill of 1.19x), resulting in an ending backlog of $551 million at June 30, 2020, an increase of $99 million, or 22 percent, from September 30, 2019.
•	Q3 2020 net cash provided by operating activities from continuing operations was $54 million, and included a $10 million cash payment to partially fund the previously announced pension plan termination expected to be completed in Q4 2020. Net debt (total borrowings, less cash on hand) was $47 million at June 30, 2020 reflecting a 0.95x leverage ratio.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “The clear highlight of Q3 2020 was the strength of our Test segment with a sales increase of 9 percent and an EBIT margin of nearly 16 percent. Our A&D segment demonstrated its resilience driven by its program, product and end-market diversity, as the navy and defense markets remained strong which offset the decline in commercial aerospace. PTI, Crissair and Mayday’s sales decline reflected the reduction in both OEM build rates and air traffic, while Globe, Vacco and Westland outperformed on their navy / submarine platforms.

“We expect the softness in commercial aerospace deliveries to continue for the balance of the year, but the outlook is too uncertain to determine the sales and EBIT impact from the current industry downturn. Recently, the commercial aerospace industry began seeing some initial signs of a recovery emerging as several airlines are bringing more of their idled fleet back into service and daily passenger boardings have been increasing over the past few months.

“The defense portion of A&D, both military aerospace and navy products, is expected to remain strong for the foreseeable future given its sizeable backlog coupled with the timing of expected platform deliveries.

“As noted above, Test reported another solid quarter delivering a better than expected EBIT margin of nearly 16 percent, despite some delayed installation projects caused by access limitations to customer sites.

“We expect Test to remain relatively solid over the remainder of the year given the strength of its backlog and its served markets, primarily related to new communications technologies such as 5G and our growing shielding business. Our view of 5G’s future contributions to the Test business is favorable given the size of the investments being made by numerous large, global companies leading the development of this robust technology.

“As expected, USG sales remained soft in Q3 2020 as utility customers continued deferring purchase orders and maintenance-related projects so they can focus their resources on issues such as critical power delivery. Given their mandate around COVID-19 travel and site access restrictions, Doble’s service business is largely on hold until these personal safety risks can be reduced.

“On the positive side, Doble’s order pipeline of new business remains robust, especially as it relates to cyber security solutions such as the DUCe, and I’m pleased to see the enthusiasm being generated in the market surrounding several new products and solutions recently introduced. We are also seeing NRG’s end markets recovering as investments in renewable energy have been increasing in both wind and solar. Our new products supporting solar have been growing far better than anticipated and we expect that growth to continue.

“We expect Doble’s customer spending softness to continue for the next few quarters before returning to normal levels. We take comfort knowing that COVID-19 does not change the fundamentals of the global utility market as society needs reliable, safe and secure electricity. While customers can defer testing and maintenance for a period of time, they cannot do it indefinitely without significantly increasing the risk of catastrophic failure.

“Looking forward, Doble is using this temporary pause in the market to accelerate development of several new products and software solutions that we expect to introduce over the next several quarters.

“Commenting on the results, we were able to maintain our consolidated Q3 2020 Adjusted EBITDA and increased our EBITDA margin to over 20 percent, despite the lower contribution from our highest margin segment. Our Q3 2020 ending backlog remains strong at $551 million and increased from the start of the year by nearly $100 million, or 22 percent, which helps protect against downside risks over the remainder of the year.

“From a liquidity perspective, we are in a really solid position given our significant cash balance, our low debt level and our conservative leverage ratio.

“Given our solid financial condition and our near-term cash generation outlook, we plan to use a portion of our liquidity and substantial debt capacity to fund future acquisitions and grow our business. We continue to evaluate a robust pipeline of M&A opportunities, but given the current environment, we are taking a particularly prudent and deliberate approach evaluating our near-term targets. As markets continue to settle down and more clarity appears in our targeted end-markets, we are comfortable adding to our current portfolio and capitalizing on today’s slightly lower valuations.

“Despite the significant economic challenges we, and everyone else, are facing today, we plan to capitalize on our history of proven cost management and believe that we will benefit from our disciplined operating culture to minimize our risks throughout the remainder of the year. We will continue to position ourselves favorably from a cost structure standpoint as we look toward 2021 as a return to a more normal operating environment. I continue to have a favorable view of our future with our goal remaining unchanged – to increase long-term shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 15, 2020 to stockholders of record on October 1, 2020.

Business Outlook – Including COVID-19 Impact

During Q2 2020, business disruptions related to the pandemic started to affect the Company’s operations, and the disruptions continued throughout Q3 2020 as reflected above. Given the continued uncertainty regarding the extent and duration of these economic circumstances, it is difficult to predict how our future operations will be affected using our normal forecasting methodologies, therefore, the Company will continue the suspension of fiscal year 2020 guidance.

For 2020 financial reporting, the former Technical Packaging business segment’s results of operations, gain on sale, balance sheet and cash flows are reported as Discontinued Operations.

Pension Plan Termination Update

As previously announced, Management is using a portion of the Technical Packaging divestiture proceeds to fully fund, terminate, and annuitize the defined benefit pension plan (the Plan) currently maintained by the Company. Approximately $10 million was contributed in Q3 2020 toward the termination liability, and the remaining cash balance is expected to be funded in Q4 2020.

By initiating this process in November 2019, the Company was able to convert the majority of the Plan assets (equities and bonds) to Cash in January and February thereby limiting the impact of market volatility.

As noted in previous releases, annuitizing this non-strategic liability through an insurance company will eliminate both equity market risk and interest rate volatility, thereby reducing ongoing costs and eliminating future cash payments.

The Plan was frozen in 2003 and no additional benefits have been accrued since that date.

The Q4 2020 accounting impact of terminating and annuitizing the pension will be excluded from the calculation of Adjusted EBITDA and Adjusted EPS.

Conference Call

The Company will host a conference call today, August 10, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2020 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 6423509).

Forward-Looking Statements

Statements in this press release regarding the future impacts of COVID-19 on the Company’s results, the financial success of the Company, the strength of its end markets, including without limitation the anticipated slowdown in commercial aerospace, actions in regard to the Company’s frozen defined benefit pension plan, the ability to increase shareholder value, the success of acquisition efforts, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, in Item 8.01 of the Company’s Form 8-K filed May 6, 2020, and the following: impacts arising from COVID-19 including without limitation labor shortages due to illness, shelter in place policies or quarantines, material shortages, transportation delays, delays or termination of Company contracts, the inability of our suppliers to perform, weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; delivery delays or defaults by customers; material changes in the costs and availability of certain raw materials; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards, taxation requirements, and new or modified tariffs; changes in interest rates; costs relating to environmental matters arising from current or former facilities; the availability of select acquisitions; and the uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were $0.06 per share in YTD 2020.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, navy, space and process markets worldwide, as well as composite-based products and solutions for navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019
Net Sales	$172,665		178,259
Cost and Expenses:
Cost of sales	107,686		105,036
Selling, general and administrative expenses	36,936		41,226
Amortization of intangible assets	5,535		4,445
Interest expense	1,523		1,878
Other expenses (income), net	(824)		2,007
Total costs and expenses	150,856		154,592

Earnings before income taxes	21,809		23,667
Income tax expense	3,122		4,622

Earnings from continuing operations	18,687		19,045

Earnings from discontinued operations, net of tax expense of $203	-		1,022

Net earnings	$18,687		20,067

Diluted EPS:
Diluted - GAAP
Continuing operations	$0.72		0.73
Discontinued operations	0.00		0.04
Net earnings	$0.72		0.77

Diluted - As Adjusted Basis
Continuing operations	$0.76	(1)	0.75	(2)

Diluted average common shares O/S:	26,134		26,109

(1)	Q3 FY 20 Adjusted EPS excludes $0.04 per share of after-tax charges incurred primarily within the A&D segment, USG segment and Corporate due to incremental costs associated with COVID-19 in the third quarter of fiscal 2020.
(2)	Q3 FY 19 Adjusted EPS excludes $0.02 per share of after-tax restructuring charges incurred primarily at Doble, PTI and VACCO during the third quarter of fiscal 2019.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2020		Nine Months Ended June 30, 2019
Net Sales	$524,885		512,867
Cost and Expenses:
Cost of sales	327,655		311,037
Selling, general and administrative expenses	119,023		119,093
Amortization of intangible assets	16,565		13,216
Interest expense	5,264		5,586
Other expenses (income), net	174		(3,350)
Total costs and expenses	468,681		445,582

Earnings before income taxes	56,204		67,285
Income tax expense	8,931		13,068

Earnings from continuing operations	47,273		54,217

(Loss) earnings from discontinued operations, net of tax expense of $269 and $255	(601)		1,964
Gain on sale of discontinued operations, net of tax expense of $23,734	76,614		-
Earnings from discontinued operations	76,013		1,964

Net earnings	$123,286		56,181

Diluted EPS:
Diluted - GAAP
Continuing operations	$1.81		2.07
Discontinued operations	2.91		0.08
Net earnings	$4.72		2.15

Diluted - As Adjusted Basis Continuing operations	$1.87	(1)	1.92	(2)

Diluted average common shares O/S:	26,130		26,090

(1)	YTD Q3 FY 20 Adjusted EPS excludes $0.06 per share of after-tax charges primarily related to the incremental costs associated with COVID-19 and charges related to the move of the Doble headquarters facility.

(2)	YTD Q3 FY 19 Adjusted EPS excludes $0.15 per share of after-tax income mainly resulting from the gain on the sale of the Doble Watertown property partially offset by certain restructuring charges primarily at Doble, PTI and VACCO.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Net Sales
Aerospace & Defense	$84,072	83,067	84,072	83,067
Test	46,016	42,298	46,016	42,298
USG	42,577	52,894	42,577	52,894
Totals	$172,665	178,259	172,665	178,259

EBIT
Aerospace & Defense	$17,409	19,039	18,224	19,344
Test	7,177	5,927	7,246	5,927
USG	6,156	10,148	6,316	10,467
Corporate	(7,410)	(9,569)	(7,219)	(9,374)
Consolidated EBIT	23,332	25,545	24,567	26,364
Less: Interest expense	(1,523)	(1,878)	(1,523)	(1,878)
Less: Income tax expense	(3,122)	(4,622)	(3,418)	(4,801)
Net earnings from cont ops	$18,687	19,045	19,626	19,685

Note 1: Adjusted net earnings were $19.6 million in Q3 FY 20 which excludes $0.9 million (or $0.04 per share) net impact of the incremental costs associated with COVID-19 during the third quarter of 2020.

Note 2: Adjusted net earnings were $19.7 million in Q3 FY 19 which excludes $0.6 million (or $0.02 per share) net impact of the restructuring charges incurred at Doble, PTI and VACCO during the third quarter of 2019.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Consolidated EBITDA	$33,815	34,510	35,050	35,329
Less: Depr & Amort	(10,483)	(8,965)	(10,483)	(8,965)
Consolidated EBIT	23,332	25,545	24,567	26,364
Less: Interest expense	(1,523)	(1,878)	(1,523)	(1,878)
Less: Income tax expense	(3,122)	(4,622)	(3,418)	(4,801)
Net earnings	$18,687	19,045	19,626	19,685

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2020	2019	2020	2019
Net Sales
Aerospace & Defense	$256,707	228,769	256,707	228,769
Test	128,999	126,459	128,999	126,459
USG	139,179	157,639	139,179	157,639
Totals	$524,885	512,867	524,885	512,867

EBIT
Aerospace & Defense	$51,658	47,092	52,543	47,857
Test	17,483	14,791	17,552	14,791
USG	20,310	40,461	21,090	33,567
Corporate	(27,983)	(29,473)	(27,792)	(28,804)
Consolidated EBIT	61,468	72,871	63,393	67,411
Less: Interest expense	(5,264)	(5,586)	(5,264)	(5,586)
Less: Income tax expense	(8,931)	(13,068)	(9,393)	(11,517)
Net earnings from cont ops	$47,273	54,217	48,736	50,308

Note 1: Adjusted net earnings were $48.7 million in YTD Q3 FY 20 which excludes $1.5 million (or $0.06 per share) net impact of the incremental costs associated with COVID-19 and charges related to the move of the Doble headquarters facility.

Note 2: Adjusted net earnings were $50.3 million in YTD Q3 FY 19 which excludes $3.9 million (or $0.15 per share) net impact of the gain on the sale of the Doble Watertown property partially offset by charges related to restructuring actions at Doble, PTI & VACCO.

EBITDA Reconciliation to Net earnings:

			Adjusted	Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2020	2019	2020	2019
Consolidated EBITDA	$92,534	98,673	94,459	93,213
Less: Depr & Amort	(31,066)	(25,802)	(31,066)	(25,802)
Consolidated EBIT	61,468	72,871	63,393	67,411
Less: Interest expense	(5,264)	(5,586)	(5,264)	(5,586)
Less: Income tax expense	(8,931)	(13,068)	(9,393)	(11,517)
Net earnings	$47,273	54,217	48,736	50,308

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$104,739	61,808
Accounts receivable, net	138,080	158,715
Contract assets	101,533	110,211
Inventories	152,264	124,956
Other current assets	16,868	14,190
Assets of discontinued operations-current	-	25,314
Total current assets	513,484	495,194
Property, plant and equipment, net	141,461	127,843
Intangible assets, net	370,100	381,605
Goodwill	389,942	390,256
Operating lease assets	18,351	-
Other assets	11,247	4,445
Assets of discontinued operations-other	-	67,377
	$1,444,585	1,466,720

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$21,577	20,000
Accounts payable	54,305	63,800
Contract liabilities	87,421	81,177
Other current liabilities	79,112	75,141
Liabilities of discontinued operations-current	-	11,517
Total current liabilities	242,415	251,635
Deferred tax liabilities	65,954	60,856
Non-current operating lease liabilities	14,357	-
Other liabilities	48,402	59,008
Long-term debt	130,000	265,000
Liabilities of discontinued operations-other	-	3,999
Shareholders' equity	943,457	826,222
	$1,444,585	1,466,720

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Nine Months Ended June 30, 2020
Cash flows from operating activities:
Net earnings	$123,286
Earnings from discontinued operations	(76,013)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	31,066
Stock compensation expense	4,184
Changes in assets and liabilities	(20,926)
Effect of deferred taxes	2,155
Pension contributions related to terminated pension plan	(10,000)
Net cash provided by operating activities - continuing operations	53,752

Net cash used by operating activities - discontinued operations	(14,737)

Cash flows from investing activities:
Capital expenditures	(28,291)
Additions to capitalized software	(6,564)
Net cash used by investing activities - continuing operations	(34,855)
Proceeds from sale of discontinued operations	183,812
Capital expenditures - discontinued operations	(1,728)
Net cash provided by investing activities - discontinued operations	182,084
Net cash provided by investing activities	147,229

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	11,577
Principal payments on long-term debt	(145,000)
Dividends paid	(6,240)
Other	(3,127)
Net cash used by financing activities - continuing operations	(142,790)
Net cash used by financing activities - discontinued operations	(2,140)
Net cash used by financing activities	(144,930)

Effect of exchange rate changes on cash and cash equivalents	1,617

Net increase in cash and cash equivalents	42,931
Cash and cash equivalents, beginning of period	61,808
Cash and cash equivalents, end of period	$104,739

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)  -- Continuing Operations Basis

(Dollars in thousands)

Backlog And Entered Orders - Q3 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 4/1/20	$388,644	130,888	45,862	565,394
Entered Orders	65,857	41,538	50,424	157,819
Sales	(84,072)	(46,016)	(42,577)	(172,665)
Ending Backlog - 6/30/20	$370,429	126,410	53,709	550,548

Backlog And Entered Orders - YTD Q3 FY 2020	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 10/1/19	$276,273	133,571	41,715	451,559
Entered Orders	350,863	121,838	151,173	623,874
Sales	(256,707)	(128,999)	(139,179)	(524,885)
Ending Backlog - 6/30/20	$370,429	126,410	53,709	550,548

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q3 FY 20
EPS from Continuing Ops – GAAP Basis – Q3 FY 20	$0.72
Adjustments (defined below)	0.04
EPS from Continuing Ops – As Adjusted Basis – Q3 FY 20	$0.76

Adjustments exclude $0.04 per share consisting primarily of incremental costs associated with COVID-19 in the third quarter of 2020. (The $0.04 of EPS adjustments per share consists of $1,235K of pre-tax charges offset by $296K of tax benefit for net impact of $939K.)

EPS – Adjusted Basis Reconciliation – YTD Q3 FY 20
EPS from Continuing Ops – GAAP Basis – YTD Q3 20	$1.81
Adjustments (defined below)	0.06
EPS from Continuing Ops – As Adjusted Basis – YTD Q3 20	$1.87

Adjustments exclude $0.06 per share consisting of incremental costs associated with COVID-19 and move costs associated with the Doble facility consolidation in the first nine months of 2020. (The $0.06 of EPS adjustments per share consists of $1,925K of pre-tax charges offset by $462K of tax benefit for net impact of $1,463K.)

EPS – Adjusted Basis Reconciliation – Q3 FY 19
EPS from Continuing Ops – GAAP Basis – Q3 FY 19	$0.73
Adjustments (defined below)	0.02
EPS from Continuing Ops – As Adjusted Basis – Q3 FY 19	$0.75

Adjustments exclude $0.02 per share consisting of restructuring charges related to Doble, PTI & VACCO during the third quarter of 2019. (The $0.02 of EPS adjustments per share consists of $819K of pre-tax charges offset by $179K of tax benefit for net impact of $640K.)

EPS – Adjusted Basis Reconciliation – YTD Q3 FY 19
EPS from Continuing Ops – GAAP Basis – YTD Q3 FY 19	$2.07
Adjustments (defined below)	(0.15)
EPS from Continuing Ops – As Adjusted Basis – YTD Q3 FY 19	$1.92

Adjustments exclude $0.15 per share consisting of income related to the gain on sale of the Doble Watertown property partially offset by certain restructuring charges at Doble, PTI & VACCO in the first nine months of 2019. (The $0.15 of EPS adjustments per share consists of $5.5 million of pre-tax income and $1.6 million of tax expense for net impact of $3.9 million.)